EXHIBIT 5

November 22, 2005

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042

Ladies and Gentlemen:

We have acted as counsel to Franklin Bank Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed on November 22, 2005 by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the sale by the holders thereof of up to 831,913 shares (the “Shares”) of the Company’s common stock, par value $.01 per share. The Shares were issued to the former shareholders of The First National Bank of Athens (“Athens”) in connection with the consolidation of Athens with a wholly-owned subsidiary of the Company on May 9, 2005 (the “Consolidation”). The Company is filing the Registration Statement pursuant to the terms of registration rights agreements by and between the Company and certain of the former shareholders of Athens that were entered into in connection with the Consolidation.

We have examined originals or copies of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the Amended and Restated Bylaws of the Company, (iii) certain resolutions of the Board of Directors of the Company and (iv) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and are validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Franklin Bank Corp.
November 22, 2005

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP